Issuer Free Writing Prospectus
Filed pursuant to Rule 433
Registration Statement No. 333-174290
Dated June 22, 2011

GLOBUS MARITIME LIMITED

FREE WRITING PROSPECTUS

This free writing prospectus relates only to the offering of common shares described in, and should be read together with, the preliminary prospectus dated June 9, 2011 (the “Preliminary Prospectus”) included in Amendment No. 2 to the registration statement on Form F-1 (File No. 333-174290) filed with the Securities and Exchange Commission. The Preliminary Prospectus can be accessed through the following link: http://www.sec.gov/Archives/edgar/data/1499780/000114420411034771/v225346_f1a.htm.  This free writing prospectus should be read only in conjunction with the Preliminary Prospectus, including the section entitled “Risk Factors” beginning on page 13 thereof. Terms used but not defined herein shall have the meanings ascribed to them the Preliminary Prospectus.

This free writing prospectus supplements and updates the information contained in the Preliminary Prospectus to reflect that on June 20, 2011 Globus Maritime Limited, through two of its wholly owned subsidiaries, entered into a loan agreement with DVB Bank SE, as contemplated by the committed term sheet with DVB Bank SE described in the Preliminary Prospectus. The loan agreement with DVB Bank SE has been filed as Exhibit 10.10 to Amendment No. 3 to the registration statement on Form F-1 (File No. 333-174290) filed on June 22, 2011 with the Securities and Exchange Commission.
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Globus Maritime Limited, the issuer, has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Globus Maritime Limited has filed with the SEC for more complete information about Globus Maritime Limited and this offering. You may access these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Globus Maritime Limited, or any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Knight Capital Americas, L.P. toll free at 1-800-544-7508 or by emailing ECMSyndicateDesk@knight.com.